POLONIA BANCORP REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2007 AND ANNOUNCES STOCK REPURCHASE PROGRAM

POLONIA BANCORP ANNOUNCES DATE OF ANNUAL STOCKHOLDERS’ MEETING

Huntingdon Valley, Pennsylvania - March 4, 2008. Polonia Bancorp (the “Company”) (OTCBB: PBCP), the holding company of Polonia Bank (the “Bank”), reported a net loss of $28,000, or $0.01 basic and diluted loss per common share, for the quarter ended December 31, 2007 versus a net loss of $159,000 for the quarter ended December 31, 2006. The Company reported a net loss of $326,000, or $0.10 basic and diluted loss per common share for the year ended December 31, 2007 versus a net loss of $219,000 for the year ended December 31, 2006. A lower loss for the quarter ended December 31, 2007 as compared to the quarter ended December 31, 2006 was primarily due to higher net interest income, the absence of a provision for loan losses and higher noninterest income, partially offset by a higher provision for income taxes. A higher net loss for the year ended December 31, 2007 as compared to the prior year was primarily due to higher noninterest expense, partially offset by higher net interest income and higher noninterest income.

Net interest income increased 10.9% to $1.2 million for the quarter ended December 31, 2007 from $1.1 million for the quarter ended December 31, 2006. Net interest income increased for the quarter due to a higher volume in loans and a higher yield on securities, partially offset by an increase in the cost of deposits and a higher average balance on deposits. The increase in the cost of deposits was primarily attributable to our tiered signature money market account. Net interest income increased 7.1% to $4.7 million for the year ended December 31, 2007 from $4.3 million for the year ended December 31, 2006. Net interest income increased for the year ended December 31, 2007 due to an increase in the average balance and yields on interest-earning assets, partially offset by increased deposits and a higher cost of deposits.

The provision for loan losses decreased $58,000 to $0 for the fourth quarter of 2007 compared to the same period in the prior year and decreased $26,000 to $31,000 for the year ended December 31, 2007. At December 31, 2007, nonperforming loans totaled $216,000, or 0.16% of total loans, compared to $274,000, or 0.24% of total loans, at December 31, 2006. At December 31, 2007, nonperforming assets totaled $216,000, or 0.11% of total assets, compared to $274,000, or 0.13% of total assets, at December 31, 2006.

Noninterest income was $223,000 for the quarter ended December 31, 2007 compared to $171,000 for the quarter ended December 31, 2006. The increase in noninterest income was primarily due to higher earnings on bank-owned life insurance. Noninterest income was $760,000 for the year ended December 31, 2007 compared to $650,000 for the year ended December 31, 2006. The increase in noninterest income was primarily due to losses on the sale of investment securities during 2006 as compared to no sales activity in 2007 and higher earnings on bank-owned life insurance, partially offset by lower fees on deposit accounts, lower revenue generated by our title insurance subsidiary and lower rental income from our office building.

Noninterest expense remained stable at $1.4 million for the quarter ended December 31, 2007 compared to the prior year quarter. Noninterest expense was $5.9 million for the year ended December 31, 2007 compared to $5.4 million for the year ended December 31, 2006. The increase in noninterest expense for the year ended December 31, 2007 as compared to the prior year period were primarily due to higher professional fees related to operating as a public company and higher occupancy and equipment.

Total assets declined $2.8 million, or 1.4%, to $200.6 million at December 31, 2007 from $203.4 million at December 31, 2006. Contributing to the decrease in assets was a decrease of $28.0 million in interest-bearing deposits with other institutions related to the refund of $12.2 million in non-eligible stock subscriptions relating to our minority stock offering which closed in January, 2007, partially offset by a $25.4 million increase in loans.

Total liabilities were $176.6 million at December 31, 2007 compared to $191.6 million at December 31, 2006, a decline of $15.0 million or 7.8%. The decline in liabilities was mainly due to a temporary increase in other liabilities at December 31, 2006 from $24.8 million of stock subscription funds. With the closing of the Company’s stock offering in January, 2007, liabilities decreased primarily as a result of the refund of $12.2 million in non-eligible stock subscriptions and the transfer of $12.6 million in proceeds related to the Company’s stock offering to stockholder’s equity, partially offset by a $5.5 million increase in deposits and a $3.8 million increase in FHLB advances.

Total stockholders’ equity increased $12.2 million to $24.0 million at December 31, 2007 from $11.8 million at December 31, 2006. The increase in stockholders’ equity was primarily related to the receipt of $12.6 million in proceeds related to the Company’s stock offering.

Stock Repurchase Program

The Company also announced today that it is commencing a stock repurchase program to acquire up to 148,781 shares, or 10%, of the Company’s outstanding common stock held by persons other than Polonia MHC. Purchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P. Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.

Annual Stockholders’ Meeting

The Company’s annual meeting of stockholders will be held at 3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, Pennsylvania on Tuesday, May 20, 2008 at 8:00 a.m.

Polonia Bancorp is the holding company for Polonia Bank. Established in 1923, Polonia Bank is a community-oriented financial institution headquartered in Huntingdon Valley, Pennsylvania. Through its five offices, the Bank offers traditional financial services to consumers and businesses within its market areas.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties are described in the Company’s Form 10-KSB for the year ended December 31, 2006 under “Item 1: Description of Business - Risk Factors” filed with the Securities and Exchange Commission which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:
Paul D. Rutkowski
Chief Financial Officer and Treasurer
(215) 938-8800

	SELECTED FINANCIAL CONDITION DATA
	(Dollars In Thousands - Unaudited)

ASSETS	12/31/2007	12/31/2006

Cash and Due from Banks	$981	$863
Interest-bearing Deposits with Other Institutions	2,845	31,003
Investment Securities Available for Sale	45,885	45,681
Loans Receivable (net of allowance for loan losses)	137,280	111,923
Bank-owned Life Insurance	4,173	3,981
Other Assets	9,433	9,923

TOTAL ASSETS	$200,597	$203,374

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES

Deposits	$163,217	$157,722
Borrowings	10,098	6,245
Other Liabilities	3,288	27,630

TOTAL LIABILITIES	176,603	191,597

STOCKHOLDERS' EQUITY	23,994	11,777

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$200,597	$203,374

	SELECTED FINANCIAL RATIOS		SELECTED FINANCIAL RATIOS
	(Dollars In Thousands - Unaudited)		(Dollars In Thousands - Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	YEAR ENDED	YEAR ENDED
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Selected Performance Ratios: (1)
Return on average assets	(0.06)%	(0.35)%	(0.17)%	(0.13)%
Return on average equity	(0.47)	(5.38)	(1.37)	(1.87)
Interest rate spread	2.20	2.32	2.19	2.67
Net interest margin	2.53	2.53	2.53	2.78
Efficiency ratio (2)	98.86	114.62	108.45	107.26

Asset Quality Ratios:
Allowance for loan losses			$731	$695
Allowance for loan losses as a percent of total loans			0.53%	0.62%
Allowance for loan losses as a percent of nonperforming loans			338.43	253.65
Nonperforming loans			$216	$274
Nonperforming loans as a percent of total loans			0.16%	0.24%
Nonperforming assets (3)			$216	$274
Nonperforming assets as a percent of total assets			0.11%	0.13%

(1) Quarterly ratios have been annualized.

(2) Represents noninterest expenses divided by the sum of net interest income and noninterest income.

(3) Nonperforming assets consist of nonperforming loans and real estate owned.

	SELECTED OPERATING DATA		SELECTED OPERATING DATA
	(Dollars In Thousands, Except Per Share Data -Unaudited)		(Dollars In Thousands, Except Per Share Data -Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	YEAR ENDED	YEAR ENDED
	12/31/2007	12/31/2006	12/31/2007	12/31/2006

Interest and Dividend Income	$2,635	$2,314	$10,297	$8,589
Interest Expense	1,451	1,246	5,639	4,240

NET INTEREST AND DIVIDEND INCOME	1,184	1,068	4,658	4,349

Provision for Loan Losses	-	58	31	57

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	1,184	1,010	4,627	4,292

Noninterest Income	223	171	760	650
Noninterest Expense	1,392	1,419	5,878	5,363

Income (loss) before Provision (benefit) for Income Taxes	15	(238)	(491)	(421)
Provision (benefit) for Income Taxes	43	(79)	(165)	(202)

NET LOSS	$(28)	$(159)	$(326)	$(219)

Loss Per Common Share
Basic	$(0.01)	$ N/A	$(0.10)	$ N/A
Diluted	(0.01)	N/A	(0.10)	N/A

Weighted-average Common Shares Outstanding
Basic	3,162,898	N/A	3,175,615	N/A
Diluted	3,162,898	N/A	3,175,615	N/A